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                                                                   EXHIBIT 10.52

                          CADENCE DESIGN SYSTEMS, INC.

                          EXECUTIVE RETENTION AGREEMENT


        This Executive Retention Agreement ("Agreement") is entered into, as of the Effective Date, by and between Ronald R. Barris, an individual (the "Executive") and Cadence Design Systems, Inc., a corporation (the "Company," and together with the Executive, the "Parties").

                                    RECITALS

        A. WHEREAS, prior to the Effective Date, the Executive was Senior Vice President, Business Consulting of the Company and, thereafter, was named Senior Vice President, Worldwide Services of the Company.

        B. WHEREAS, the Company desires to secure the services of Executive as Senior Vice President, Worldwide Services and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein

        C. WHEREAS, the Parties recognize that from time to time the Company may consider the possibility of a merger, acquisition by another company, strategic alliance or some other form of Change of Control (as defined in Article II, Paragraph 1(d), below);

        D. WHEREAS, the Company's Board of Directors (the "Board") recognizes that because of the uncertainty which can result upon the occurrence of a Change of Control, it is in the best interests of the Company and its stockholders to provide certain key employees, including the Executive, with an incentive to continue their employment with the Company and to motivate them to maximize the value of the Company for the benefit of stockholders;

        E. WHEREAS, the Company has determined that it will provide certain key employees, including the Executive, with severance compensation and benefits upon termination of employment following a Change of Control, should such an event occur;

        NOW, THEREFORE, in consideration of the foregoing premises and for the purposes hereinafter set forth and for other good and valuable consideration, the adequacy of which is specifically acknowledged, the Parties hereto agrees as follows:

                                    AGREEMENT

                                    ARTICLE I

        1. Purpose. The purpose of this Agreement is to provide the Executive with specified compensation and benefits in the event of a Termination Upon Change of Control (as defined in Article II, Paragraph 1(o), below).

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        2. No Employment Agreement. This Agreement does not constitute a contract of employment or impose upon the Executive or the Company any obligation to retain the Executive as an Employee, to change the status of the Executive's employment, or to change the Company's policies regarding termination of employment. The Executive's employment is and shall continue to be at-will. Subject to the terms of any applicable written employment agreement between the Company and the Executive executed prior to the Change of Control, the Company may assign the Executive to other duties, or to another geographic location. If the Executive's employment with the Company or a Successor (as defined in Article II, Paragraph 1(n), below) terminates as a result of a Termination Upon Change of Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

        3. Contractual Rights to Benefits. Subject to the terms of this Agreement, this Agreement establishes and vests in the Executive a contractual right to the benefits described herein, enforceable by the Executive against the Company.

        4. Taxation of Payments. All amounts paid pursuant to this Agreement shall be subject to regular payroll and withholding taxes.

                                   ARTICLE II

                          DEFINITIONS AND CONSTRUCTION

        1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Article II or elsewhere in this Agreement, unless the context clearly requires a different meaning.

               (a) Base Salary. "Base Salary" shall mean the Executive's annual base salary as in effect immediately preceding a Change of Control or, in the absence of any Change of Control, the Executive's annual base salary immediately preceding the termination of Executive's full time employment with the Company.

               (b) Target Bonus. "Target Bonus" shall mean the annual cash bonus which the Executive would be eligible to receive at the "Target" level, pursuant to any applicable bonus plan(s) in effect immediately preceding the Change of Control, without augmentation or diminution of said sum by any individual performance multiplier.

               (c) Cause. "Cause" shall mean:

                    (i) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs the Executive's ability to perform appropriate employment duties for the Company;

                    (ii) improper disclosure or use of the Company's confidential, business or proprietary information by the Executive;


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                    (iii) The Executive's conviction, including any plea of
guilty or nolo contendere, for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in good faith; or

                    (iv) gross negligence or willful misconduct in the performance of the Executive's assigned duties (but not mere unsatisfactory performance).

               (d) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                    (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below);

                    (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                    (iv) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

               (e) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (f) Company. "Company" shall mean Cadence Design Systems, Inc., and, following a Change of Control, any Successor (as defined below).

               (g) Compensation Committee. "Compensation Committee" shall mean the compensation committee of the Board.

               (h) Disability. "Disability" shall mean that the Executive has been unable to perform his or her duties as an Employee as the result of incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least


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30 days' written notice by the Company of its intention to terminate the
Executive's employment. In the event that the Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, at notice of intent to terminate shall automatically be deemed to have been revoked.

        (i) Effective Date. "Effective Date" shall mean July 1, 2000.


               (j) Employee. "Employee" shall mean an individual employed by the Company.

               (k) Good Reason. "Good Reason" shall mean the occurrence of any of the following conditions following a Change of Control, without the Executive's informed written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Executive of such condition(s):

                    (i) a 10% or more decrease in the Executive's Base Salary and Target Bonus.

                    (ii) the relocation of the Executive's primary work place for the Company to a location more than fifty (50) miles from either Lowell, Massachusetts or San Jose, California;

                    (iii) a material reduction of the Executive's duties or responsibilities relative to the Executive's duties or responsibilities in effect immediately prior to such reduction. For purposes of this subparagraph, a material reduction of duties and responsibilities would include a change in assignment from one substantive area of competence to another (such as, from accounting to marketing), or assignment to a new position which connotes a materially lesser rank or status, or involves diminished managerial responsibilities;

                    (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; and

                    (v) the failure of the Company to obtain the assumption of this Agreement by any Successor (as defined in Paragraph 1(n), below).

               (l) Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or
(ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, provided, however, that no individual shall be considered an Incumbent Director if the individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of


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a person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

               (m) Executive. "Executive" shall mean Ronald R. Barris, so long as he meets the eligibility requirements set Article III.

               (n) Successor. "Successor" means the Company as defined above, and any successor or assign, whether direct or indirect, by purchase of assets or stock, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company or a majority of the voting securities of the Company.

               (o) Termination Upon Change of Control. "Termination Upon Change of Control" means:

                    (i) the termination of the employment of the Executive by the Company without Cause during a Relevant Period, as defined in subsection
(p), below;

                    (ii) any resignation by the Executive for Good Reason, as defined in Paragraph 1(k), above, within thirteen (13) months after the occurrence of any Change of Control. In the event of a resignation by the Executive for Good Reason during the thirteen (13) month period following the occurrence of a Change of Control, the Executive shall give written notice of the occurrence of the event or events upon which he relies to resign for Good Reason within ninety (90) days following the date of such occurrence, shall indicate the specific provision(s) of this Agreement upon which the Executive relied to make such determination, and shall state in reasonable detail the facts and circumstances claimed to provide the basis for such determination. As set forth above, upon receipt of written notice from the Executive, the Company shall have thirty (30) days to cure the condition(s) giving rise to Executive's claimed right to resign for "Good Reason." Failure to comply with the notice requirement set forth herein shall preclude Executive from receiving the severance compensation and benefits described in this Agreement; but

                    (iii) "Termination Upon Change of Control" shall not include any termination of the employment of the Executive (A) by the Company for Cause;
(B) by the Company as a result of the Disability of the Executive; (C) as a result of the death of the Executive; or (D) as a result of the voluntary termination of the employment of the Executive for reasons other than Good Reason (i.e., resignation).

               (p) Relevant Period. "Relevant Period" shall mean a period commencing thirty (30) days prior to the earlier of (A) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (B) the date that the Company enters into a definitive agreement that would result in a Change of Control (including agreements still subject to approval by the Company's stockholders and other conditions and contingencies), and ending on the date which is thirteen (13) months after the Change of Control.


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                                   ARTICLE III

                                   ELIGIBILITY

        The Executive remains eligible to receive the benefits provided under this Agreement so long as he remains an employee of the Company. Notwithstanding the foregoing, in the event the Executive tenders his resignation prior to the Change of Control, or is subject to a written performance improvement plan with the Company immediately prior to a Change of Control, the Executive is not eligible to receive the benefits provided under this Agreement.

                                   ARTICLE IV

                       SEVERANCE COMPENSATION AND BENEFITS

        1. Compensation At Time of Termination. In the event of the Executive's Termination Upon Change of Control, the Executive shall be entitled to the basic severance compensation described below:

               (a) Salary. All (i) earned, but unpaid, Base Salary through the date of the Executive's termination of employment and (ii) any accrued, but unused, vacation paid at Executive's Base Salary rate.

               (b) Expense Reimbursement. Within thirty (30) days of submission of proper expense reports, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Executive's termination of employment.

               (c) Employee Benefits. The Executive shall receive the benefits, if any, under all Company benefit plans in which the Executive is enrolled, and to which the Executive is entitled pursuant to the terms of such plans.

        2. Additional Cash Severance Benefit. In the event of the Executive's Termination Upon Change of Control, the Executive shall be entitled to a lump sum cash severance payment in an amount equal to the sum of 100% of the Executive's Base Salary and 100% of the Executive's Target Bonus. The Target Bonus shall be paid in full, regardless of whether the Company actually met its Earnings Per Share target and regardless of whether Executive's performance was satisfactory. The cash severance payments described herein shall be reduced by applicable federal and state withholdings, and paid within thirty (30) days after termination of employment, unless determination of the amount due is not fixed, or is in dispute, on the date of termination of employment in which case it shall be paid within ten (10) days of the Company's receipt of Executive's written election of the amount due (as described in Article V, Paragraph 1) but, in any event, not prior to the eighth day following the Executive's execution of the release of claims described in Article VI, paragraph 3.

        3. Stock Option Acceleration. The Executive shall receive stock option acceleration as described below.


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               (a) 100% Stock Acceleration. In the event of the Executive's
Termination Upon Change of Control, all outstanding stock options granted and restricted stock issued by the Company to the Executive prior to the Change of Control shall have their vesting fully accelerated so as to be 100% vested as of the date of such Termination Upon Change of Control, or ten (10) days following the Company's receipt of the Executive's written election (described in Article V, Paragraph 1), whichever occurs last, but in either event not prior to the eighth day following the Executive's execution of the release of claims described in Article VI, paragraph 3.

               (b) Acceleration Upon Non-Assumption in a Change of Control. If there is a Change of Control transaction in which the outstanding stock options granted and restricted stock issued by the Company prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options or restricted stock, then all options and restricted stock shall have their vesting fully accelerated to be 100% vested immediately prior to the effective date of the Change of Control. The date such unexercised options will terminate and the period during which the Executive may exercise the fully vested options shall be governed by the applicable stock option plan under which the options were granted. Alternatively, the Company and the Executive may elect, with the written consent of both, that the Company will deliver to the Executive on the effective date of the Change of Control a cash payment equal to the difference between (i) the aggregate exercise price of the Executive's unexercised options or restricted stock, and (ii) the value of the consideration deliverable for an equivalent number of shares as a result of the Change of Control transaction.

        4. Medical and Dental Benefits Pursuant to COBRA. In the event of the Executive's Termination Upon Change of Control, the Executive shall be eligible for continued employee medical and dental insurance coverage to the extent provided by, and subject to the terms of, the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

        5. Voluntary Resignation; Termination for Cause. If the Executive's employment is terminated either by reason Executive's voluntary resignation or involuntarily for Cause, then the Executive shall not be entitled to receive benefits except for those (if any) as may then be applicable under the Company's then existing severance and benefits plans and policies at the time of such termination other than under this Agreement or as specified in any individual written agreements signed by both the Company and the Executive that are in effect at the time of such termination.

        6. Termination Due To Disability or Death. If the Company terminates the Executive's employment as a result of the Executive's Disability, or the Executive's employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be applicable under the Company's then existing severance and benefits plans and policies, or as specified in any individual written agreements signed by both the Company and the Executive that are in effect at the time of such Disability or death.

        7. Other Termination Apart From Change In Control. If Executive's full time employment is terminated by the Company without Cause at any time that is not during a


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Relevant Period, Executive shall receive a lump sum payment in an amount equal to 100% of Executive's Base Salary at the time of termination of Executive's full time employment, plus 100% of Executive's Target Bonus for the year of termination of Executive's full time employment. Said payment shall be made by the Company as soon as administratively possible following such termination and following the first point in time that the Company is entitled to deduct such payments for income tax purposes in compliance with applicable law, including but not limited to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Following such termination as a full time employee, Executive shall continue as a part-time employee of Cadence for 20 hours a month for one year from such date of termination, reporting to Cadence's President and Chief Executive Officer, and shall provide exclusively to Cadence strategic advice with respect to the electronics and technology design business. Executive's salary for this part-time employment will be $2000 per month, subject to customary withholdings and deductions paid on our standard payroll schedule. During such period of part-time employment, Executive will not accrue vacation or receive health benefits, but will continue to participate in Company incentive programs available to such part-time employees. At the end of such period, Executive's employment with Cadence (and any subsidiary thereof) will terminate.


                                    ARTICLE V

                FEDERAL EXCISE TAX UNDER SECTION 280G OF THE CODE

        1. Adjustment of Excess Payments Payable to the Executive. If (a) any amounts payable to the Executive under this Agreement are characterized as excess parachute payments pursuant to Section 4999 of the Code, and (b) the Executive thereby would be subject to any United States Federal excise tax due to that characterization, then (c) the Executive may elect, in the Executive's sole discretion, to reduce the amounts payable under this Agreement or to have any portion of the applicable options or restricted stock not vest in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code. If the Executive does not make an election within thirty (30) days of his termination upon Change of Control or within (5) days following the determination by Independent Public Accountants described in Article V, Section 2 below, whichever occurs latest, then the entire amount shall be paid to him and he will be responsible for payment of any excise taxes.

        2. Determination by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any determination required under this Article V shall be made in writing by independent public accountants agreed to by the Company and the Executive (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Article V, the Accountants may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountant such information and documents as the Accountants may reasonably request in order to make the required determination. The Company shall bear all fees and


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expenses the Accountants may reasonably charge in connection with the services contemplated by this Article V.

                                   ARTICLE VI

                               EXCLUSIVE REMEDIES

        1. Sole Remedy for Termination Upon Change of Control. The severance payments and benefits described in Article IV shall constitute the Executive's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Executive and the Company in the event of the Executive's Termination Upon Change of Control.

        2. No Other Benefits Payable. The Executive shall be entitled to no other compensation, benefits or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Article IV have been provided to the Executive, except as expressly set forth in a written agreement or in a duly executed employment agreement between the Company and the Executive that is in effect at the time of the Executive's termination.

        3. Release of Claims. The Executive acknowledges that the right to receive the cash severance compensation, stock option acceleration, and other benefits described in Article IV is expressly conditioned on the Executive executing, at the time of termination, a release and waiver of claims which is substantially similar to the one attached hereto as Exhibit A.



                                   ARTICLE VII

                    PROPRIETARY AND CONFIDENTIAL INFORMATION

        1. Continued Compliance. The Executive agrees to continue to abide by the terms and conditions of the Company's Employee Proprietary Information and Invention Agreement executed by the Executive on or about September 21, 1999.

        2. Return of Company Property. The Executive agrees to return all Company property in his possession and under his control within ten (10) days of his employment termination.

        3. Nonsolicitation. If the Company has performed its obligations to deliver the severance benefits described in Article IV of the Agreement, then for a period of one (1) year after the termination of Executive's employment with the Company, the Executive will not, directly or indirectly, solicit the services or business of, or in any other manner persuade any


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employee, distributor, vendor, representative or customer of the Company to discontinue that person's or entity's relationship with or to the Company.


        4. Other Agreements Not Superseded. This Article VII shall not supersede or limit the terms, including more restrictive terms, of any other agreement by the Executive to refrain from competition with or from soliciting the employees or customers of the Company.



                                  ARTICLE VIII

                               DISPUTE RESOLUTION

        1. Disputes Subject to Arbitration. Any claim, dispute or controversy arising in any way out of this Agreement, or the interpretation, validity, enforceability or breach thereof, shall be submitted by the Executive and Company to confidential, final and binding arbitration conducted by JAMS/Endispute under the then-existing JAMS/Endispute rules, rather than by litigation in court, trial by jury, administrative proceeding, or any other forum; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

        2. Site of Arbitration; Expenses and Fees. The site of the arbitration proceeding shall be in Santa Clara County, California. The costs and expenses relating to the arbitration proceeding itself, including the fees of the arbitrator, shall be borne by the Company. The Executive and Company shall each be responsible for its own attorneys' fees, including any expert witness fees, incurred in connection with the arbitration proceeding.

                                   ARTICLE IX

                                 TERM, AMENDMENT

        1. Term. This Agreement shall continue for two years from the Effective Date, and shall be automatically renewed for successive one-year periods, unless, prior to a Change of Control and prior to the applicable automatic renewal date, action is taken by the Board to terminate this Agreement.

        2. Amendment. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed by the Company and the Executive.


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                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

        1. No Duty to Mitigate. Other than offsets specifically provided for herein, the Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

        2. No Limitation of Regular Benefit Plans. This Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees, officers or executives of the Company, including without limitation, the Company's stock option plans.

        3. Nonaccumulation of Benefits. The Executive may not accumulate cash severance payments and/or stock option acceleration under both this Agreement and another agreement. If the Executive has another binding written agreement with the Company which provides that upon a Change of Control or termination of employment, the Executive shall receive one or more of the benefits described in
Article IV of this Agreement (i.e., the payment of cash compensation or acceleration of vesting of stock options or restricted stock rights), then with respect to those benefits the aggregate amounts payable under this Agreement shall be reduced by the amounts paid or payable under such other and separate agreements.

        4. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        5. Successors of the Company. The Company will require any Successor expressly and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

        6. Heirs of the Executive. Rights and benefits under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees and legatees.

        7. Notices. For purposes of this Agreement, notices and all other communications permitted or provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:


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               If to the Company:

               Cadence Design Systems, Inc.
               Attn: General Counsel
               2655 Seely Road, MS/5B1
               San Jose, CA  95134

               If to the Executive: At the most recent address recorded in the records of the Company. Either party may provide the other with notices of changes of address, which shall be effective upon receipt.

        8. No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.

        9. Governing Law. The Agreement shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within the State of California.

        10. Cooperation of the Executive After Termination of Employment. In the event the Executive's employment is terminated, as the result of a Change of Control or otherwise, the Executive agrees to cooperate with the Company with respect to all matters relating to the completion of any pending work and the orderly transfer of such work to other Employees.

Dated:
      ---------------------

---------------------------
        Ronald R. Barris



CADENCE DESIGN SYSTEMS, INC.

By:
   -------------------------
        Ronald Kirchenbauer
        Senior Vice President, Employee and Workplace Services

Dated:
      ----------------------




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